Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	Edward J. Lipkus III, Executive Vice
	Financial Corporation	President and Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220
DATE:	November 5, 2008

First Commonwealth Raises $115 Million in Successful Stock Offering

INDIANA, PA., November 5, 2008 – First Commonwealth Financial Corporation (NYSE: FCF) has raised $115 million through its previously announced public offering by issuing 11.5 million shares of common stock, including 1.5 million shares pursuant to the exercise of the underwriters’ over-allotment option. The net proceeds of the offering were approximately $108.9 million. Keefe, Bruyette & Woods, Inc. acted as lead book running manager and Fox-Pitt Kelton Cochran Caronia Waller LLC was a co-manager for the offering.

“We are very pleased to have completed a successful offering of common stock amidst incredible market volatility and economic uncertainty,” President and CEO John J. Dolan said. “This additional capital will allow us to maintain the momentum that we have built during the first nine months of 2008. It will also position us to capitalize on the opportunities presented by disruptions in the credit and capital markets and industry consolidations within our market areas.”

About First Commonwealth

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 113 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the recently-completed offering of common stock by First Commonwealth Financial Corporation. Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include among other things: (1) adverse changes in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including recently announced government programs to make equity investments in financial institutions and actions by the Federal Deposit Insurance Corporation to increase insurance coverage of deposit accounts; (3) changes in the interest rate environment; and (4) adverse changes in economic conditions, either nationally or in First Commonwealth’s market areas.